Calculation of Filing Fee Tables
S-8
WOLFSPEED, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.00125 per share	Other	1,700,000	$ 18.39	$ 31,263,000.00	0.000087	$ 2,719.88
Total Offering Amounts:						$ 31,263,000.00		$ 2,719.88
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,719.88
Offering Note
[1]	(1) Includes 1,700,000 shares of Common Stock that are authorized for issuance under the Registrant's 2026 Employee Stock Purchase Plan (the "Plan"), approved by the Registrant's stockholders at the annual meeting of stockholders held on October 27, 2026. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on 85% of the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on November 2, 2026 of $21.63 per share. Pursuant to the Plan, the purchase price of a share of the Registrant's Common Stock is 85% of the fair market value of the Registrant's Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources